EXHIBIT 99.1

Quanex Building Products Corporation Reports Third Quarter 2014 Results

  Net sales increased 8.4% to $170 million vs. $157 million in Q3 2013
  Q3 2014 diluted EPS from continuing operations of $0.23 vs. $0.14 in Q3 2013
  Q3 2014 EBITDA increases 19.4% to $21.2 million vs. $17.7 million in Q3 2013

HOUSTON, Sept. 8, 2014 (GLOBE NEWSWIRE) -- Quanex Building Products Corporation (NYSE:NX), a leading supplier of window and door components, today released results for its third fiscal quarter ended July 31, 2014.

"With the building season in full swing, we saw good top line growth in all of our product lines, resulting in 8.4% revenue growth in the quarter," Chairman, President and CEO Bill Griffiths said. "Despite mixed signals coming from the building and construction sector, our North American fenestration sales for the last 12 months have grown 9% over the prior year. This compares favorably to preliminary U.S. window shipment growth of only 5.5% for the 12 months ended June 30, 2014 as reported by Ducker Worldwide, LLC, a market intelligence firm."

Third quarter 2014 income from continuing operations was $8.6 million compared to income from continuing operations of $5.1 million in the third quarter of 2013. Third quarter 2014 EBITDA was $21.2 million compared to $17.7 million in the third quarter of 2013. The improvement in income from continuing operations and EBITDA results were due to higher volume and lower overhead expenses.

Corporate and Other Items

Third quarter 2014 corporate costs were $5.6 million compared to $11.0 million in the third quarter of 2013. The reduction in corporate costs is primarily related to the cessation of the Company's ERP implementation in fiscal 2013 and lower incentive related expense in the third quarter of 2014. Third quarter 2014 results included stock-based compensation costs of $0.9 million, compared to $0.4 million in the third quarter of 2013.

Third quarter 2014 cash balances totaled $134 million. For the year, cash provided by operating activities was $9.8 million (inclusive of discontinued operations) compared to $6.6 million in 2013. There were no outstanding borrowings against the revolving credit facility.

Additional information related to third quarter 2014 results, including a reconciliation of EBITDA (defined as net income or loss before interest, taxes, depreciation and amortization and other, net) and to its most comparable GAAP figure, can be found in the supplemental schedules accompanying this press release.

2014 Outlook

The Company expects to achieve its previously announced full year revenue guidance of 8% to 9%, but is lowering its full year EBITDA guidance to $53-$55 million.

As previously disclosed, CDI, the vinyl resin pricing index, has increased by 11% so far in 2014, with a further 2% to 4% possible in the 4th calendar quarter. Much of the increase realized thus far could not be passed on to certain customers due to previously negotiated contracts. In addition, the underinvestment in extrusion equipment during the housing recession, combined with the increase in volumes this summer, has caused a higher incidence of equipment failures resulting in higher repair and maintenance costs, higher scrap levels and higher labor inefficiencies. These higher operating costs are expected to continue throughout this calendar year. However, the Company has recently taken delivery of five new high output extrusion lines which, along with several other initiatives already underway, will allow Quanex to return to a more normal operating cost environment entering calendar 2015 and beyond. Contract negotiations to recover resin cost increases will span the remainder of calendar 2014 with implementation in January 2015.

Dividend Declared

On September 5, 2014, the Board of Directors declared a quarterly cash dividend of $0.04 per share on the company's common stock, payable September 30, 2014, to shareholders of record on September 16, 2014.

Share Repurchase Program Announced

On September 5, 2014, the Board of Directors authorized a $75 million share repurchase program. Repurchases under the new program will be made in open market transactions or privately negotiated transactions, subject to market conditions, applicable legal requirements and other relevant factors. The program does not have an expiration date or a limit on the number of shares that may be purchased. In addition, the company will establish a plan in compliance with Securities and Exchange Commission Rule 10b5-1. This share repurchase program replaces the previous program, which was terminated concurrently with adoption of the new program. Bill Griffiths stated: "This action is in recognition of our current strong financial position together with continued confidence in our future performance, but with the reality that after a concerted effort, it is unlikely that we will consummate an acquisition this calendar year. We continue to have confidence, however, that the efforts expended thus far in our acquisition strategy will pay off in 2015."

Conference Call Information

Quanex will host its conference call today, September 9, 2014 at 11:00 a.m. (Eastern) to discuss its results and outlook. The call will be available via webcast at www.quanex.com in the Investors section.

Forward Looking Statements

Statements that use the words "estimated," "expect," "could," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The forward-looking statements include, but are not limited to, future operating results of Quanex, the financial condition of Quanex, future uses of cash and other expenditures, expenses and tax rates, expectations relating to the Company's industry, the Company's future growth, including revenue and EBITDA guidance, and the consummation of any share repurchases. The statements and guidance set forth in this release are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, the availability and cost of raw materials, and customer demand. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2013, under the section entitled "Cautionary Note Regarding Forward-Looking Statements," and in our other documents filed with the Securities and Exchange Commission from time to time. Any forward-looking statements in this press release are made as of the date hereof and Quanex Building Products Corporation undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

For additional information, please visit www.quanex.com

QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2014	2013	2014	2013
	(In thousands, except per share data)
Net sales	$ 169,981	$ 156,765	$ 431,568	$ 388,024
Cost and expenses:
Cost of sales (excluding depreciation and amortization)	130,706	116,026	335,544	295,051
Selling, general and administrative	18,097	23,000	60,992	75,025
Depreciation and amortization	8,512	10,373	25,550	28,216
Asset impairment charges	—	—	505	—
Operating income (loss)	12,666	7,366	8,977	(10,268)
Non-operating income (expense):
Interest expense	(135)	(182)	(419)	(476)
Other, net	(8)	(45)	66	(127)
Income (loss) from continuing operations before income taxes	12,523	7,139	8,624	(10,871)
Income tax (expense) benefit	(3,956)	(2,013)	(3,298)	3,964
Income (loss) from continuing operations	8,567	5,126	5,326	(6,907)
Income (loss) from discontinued operations, net of taxes	(520)	(157)	18,952	(3,590)
Net income (loss)	$ 8,047	$ 4,969	$ 24,278	$ (10,497)

Basic earnings (loss) per common share:
From continuing operations	$ 0.23	$ 0.14	$ 0.14	$ (0.19)
From discontinued operations	(0.01)	(0.01)	0.51	(0.09)
Earnings (loss) per share, basic	$ 0.22	$ 0.13	$ 0.65	$ (0.28)

Diluted earnings (loss) per common share:
From continuing operations	$ 0.23	$ 0.14	$ 0.14	$ (0.19)
From discontinued operations	(0.02)	(0.01)	0.50	(0.09)
Earnings (loss) per share, diluted	$ 0.21	$ 0.13	$ 0.64	$ (0.28)

Weighted-average common shares outstanding:
Basic	37,296	36,856	37,171	36,838
Diluted	37,823	37,413	37,756	36,838

Cash dividends per share	$ 0.04	$ 0.04	$ 0.12	$ 0.12

QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	July 31, 2014	October 31, 2013
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$ 134,230	$ 49,734
Accounts receivable, net	55,973	59,460
Inventories, net	55,283	41,679
Deferred income taxes	11,332	16,348
Prepaid and other current assets	5,975	4,912
Current assets of discontinued operations	—	64,151
Total current assets	262,793	236,284
Property, plant and equipment, net	112,088	106,821
Deferred income taxes	14,037	7,030
Goodwill	71,823	71,866
Intangible assets, net	72,437	78,962
Other assets	5,072	5,572
Non-current assets of discontinued operations	—	65,283
Total assets	$ 538,250	$ 571,818

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 45,482	$ 37,533
Accrued liabilities	25,462	34,810
Income taxes payable	1,542	—
Current maturities of long-term debt	203	162
Current liabilities of discontinued operations	—	49,364
Total current liabilities	72,689	121,869
Long-term debt	615	701
Deferred pension and postretirement benefits	4,599	3,479
Liability for uncertain tax positions	4,587	5,396
Other liabilities	11,400	14,640
Non-current liabilities of discontinued operations	—	9,539
Total liabilities	93,890	155,624
Stockholders' equity:
Common stock	376	377
Additional paid-in-capital	248,491	247,642
Retained earnings	198,864	177,456
Accumulated other comprehensive loss	(1,956)	(2,400)
Treasury stock at cost	(1,415)	(6,881)
Total stockholders' equity	444,360	416,194
Total liabilities and stockholders' equity	$ 538,250	$ 571,818

QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)

	Nine Months Ended July 31,
	2014	2013
	(In thousands)
Operating activities:
Net Income (loss)	$ 24,278	$ (10,497)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	28,590	33,389
Stock-based compensation	2,835	3,856
Deferred income tax provision (benefit)	11,036	(6,862)
Excess tax benefit from share-based compensation	(643)	(172)
Asset impairment charges	1,007	―
Gain on sale of discontinued operations	(39,122)	―
Other, net	1,723	698
Changes in assets and liabilities, net of effects from acquisitions:
Decrease (increase) in accounts receivable	162	(9,642)
(Increase) decrease in inventory	(23,232)	3,095
(Increase) decrease in other current assets	(999)	241
Increase (decrease) in accounts payable	17,435	(2,990)
Decrease in accrued liabilities	(12,111)	(6,883)
Increase in income taxes payable	1,998	1,622
Increase (decrease) in deferred pension and postretirement benefits	1,008	(1,011)
(Decrease) increase in other long-term liabilities	(1,719)	1,229
Other, net	(2,492)	504
Cash provided by operating activities	9,754	6,577
Investing activities:
Net proceeds from sale of discontinued operations	107,431	―
Acquisitions, net of cash acquired	(5,161)	(22,096)
Capital expenditures	(29,026)	(34,517)
Proceeds from property insurance claim	1,400	―
Proceeds from disposition of capital assets	807	335
Cash provided by (used in) investing activities	75,451	(56,278)
Financing activities:
Borrowings under credit facility	―	23,500
Repayments of credit facility borrowings	―	(23,500)
Repayments of other long-term debt	(160)	(364)
Common stock dividends paid	(4,491)	(4,446)
Issuance of common stock	3,219	909
Excess tax benefit from share-based compensation	643	172
Debt issuance costs	―	(1,163)
Other	98	―
Cash used in financing activities	(691)	(4,892)

Effect of exchange rate changes on cash and cash equivalents	(18)	(589)

Increase (decrease) in cash and cash equivalents	84,496	(55,182)
Cash and cash equivalents at beginning of period	49,734	71,255
Cash and cash equivalents at end of period	$ 134,230	$ 16,073

NOTE: The cash flow statement presentation includes the sources and uses of cash for the discontinued operations as operating, investing and financing cash flows, as applicable, combined with such cash flows for continuing operations, as permitted by U.S. GAAP.
QUANEX BUILDING PRODUCTS CORPORATION
NON-GAAP FINANCIAL MEASURE DISCLOSURE
(Unaudited)

EBITDA is a non-GAAP financial measure that Quanex management uses to measure its operational performance and assist with financial decision-making. We believe this non-GAAP measure provides a consistent basis for comparison between periods, and will assist investors in understanding our financial performance, including under market conditions outlined in our forward-looking guidance. The company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.
	Three Months Ended July 31,		Nine Months Ended July 31,
	2014	2013	2014	2013
	(In thousands)		(In thousands)
Income (loss) from continuing operations	$ 8,567	$ 5,126	$ 5,326	$ (6,907)
Income tax expense (benefit)	3,956	2,013	3,298	(3,964)
Other, net	8	45	(66)	127
Interest expense	135	182	419	476
Operating income (loss) from continuing operations	12,666	7,366	8,977	(10,268)
Depreciation and amortization	8,512	10,373	25,550	28,216
EBITDA	$ 21,178	$ 17,739	$ 34,527	$ 17,948

Financial Statistics as of July 31, 2014
Book value per common share:	$11.84
Total debt to capitalization:	0.2%
Return on invested capital:	5.5%
Actual number of common shares outstanding:	37,533,475

QUANEX BUILDING PRODUCTS CORPORATION
PRE-TAX & AFTER TAX PRESENTATION
(In millions, except per share data)
(Unaudited)

	Q3 2014		Q3 2013		FY 2014		FY 2013
Pre-Tax Presentation	$MM		$MM		$MM		$MM
Operating Income (Loss) from Continuing Operations As Reported	$ 12.7		$ 7.4		$ 9.0		$ (10.3)
Benefit (Reduction) to Operating Income (Loss):
IG Warranty Reserve Benefit	--		--		(2.8)		--
Asset Impairment Charge	--		--		0.5		--
Transaction Related Expenses	--		--		0.1		1.0
Discontinued ERP Expenses*	--		3.2		0.5		9.2
Operating Income (Loss) from Continuing Operations As Adjusted	$ 12.7		$ 10.6		$ 7.3		$ (0.1)

	Q3 2014	Q3 2014	Q3 2013	Q3 2013	FY 2014	FY 2014	FY 2013	FY 2013
After-Tax Presentation	$MM	EPS	$MM	EPS	$MM	EPS	$MM	EPS
Income (Loss) from Continuing Operations As Reported	$ 8.6	$ 0.23	$ 5.1	$ 0.14	$ 5.3	$ 0.14	$ (6.9)	$ (0.19)
Benefit (Reduction) to EPS:
IG Warranty Reserve Benefit	--	--	--	--	(1.6)	(0.04)	--	--
Asset Impairment Charge	--	--	--	--	0.3	0.01	--	--
Transaction Related Expenses	--	--	--	--	0.1	--	0.7	0.02
Discontinued ERP Expenses	--	--	2.2	0.06	0.3	0.01	6.2	0.17
Diluted Earnings (Loss) from Continuing Operations As Adjusted *	$ 8.6	$ 0.23	$ 7.3	$ 0.20	$ 4.4	$ 0.12	$ (0.00)	$ (0.00)

* YTD 2014 includes $509k of depreciation related to the discontinued SAP project.
CONTACT: Financial Contact:
         Marty Ketelaar
         713-877-5402

         Media Contact:
         Valerie Calvert
         713-877-5305